Exhibit 99

News Release

FOR RELEASE –– NOVEMBER 29, 2011

Corning to Present at Credit Suisse’s Annual Technology Conference

CORNING, N.Y. — Corning Incorporated (NYSE: GLW) Senior Vice President and Corporate Controller Tony Tripeny will update investors at the Credit Suisse Annual Technology Conference in Scottsdale, Ariz., today (1:30 p.m. ET) on the company’s 2011 fourth-quarter performance, including its segment and views on the overall LCD glass market.

“We have updates to provide since our third-quarter conference call, including final LCD TV retail data for the month of September,” Tripeny will say. In September, worldwide LCD TV unit sales grew 12%, including 13% in the U.S., 7% in Europe, 22% in China, and 67% in South America. As expected, LCD television unit sales in Japan fell more than 50%, following the digital conversion that concluded in July. “The growth rates in all of these regions were in line with our expectations,” he will add.

Tripeny will also note that in the U.S., October retail sales of LCD TV units increased 4%, in line with Corning’s expectations. “We are even more pleased with year-over-year growth in terms of area versus units. Forty-inch and larger LCD TVs have remained the fastest-growing size category, resulting in area growth rates that are higher than unit growth.” Tripeny will explain.

Corning will also comment that it expects the display glass supply chain to exit the year at historically lean levels compared to past years.

Corning will also provide an update on its fourth-quarter guidance. “We disclosed in our third-quarter earnings call that we expected to regain lost market share in Korea in the fourth quarter. We significantly reduced LCD glass pricing during the quarter to compress our pricing premium, in light of the current state of glass over-supply in the industry. We believed these actions would result in the return of share at a major customer in Korea, in line with the terms stated in our long-term supply contract with them. However, following initial positive reactions, including higher shipments in October and early November, this customer recently informed us that they do not expect to honor the contract for the remainder of the quarter. As a result, Samsung Corning Precision Materials Co., Ltd. is not expected to reach its volume targets in Korea,” Tripeny will say.

He will also add that Corning expects SCP’s LCD glass volume to be up 5% to 10% sequentially versus original guidance of more than 20% volume growth. The company’s combined LCD glass volume, which includes both its wholly owned business and SCP, is now expected to be up slightly sequentially versus previous guidance of up more than 10%. Additionally, he will explain that LCD glass price declines are expected to be more significant in the fourth quarter. As a result, consolidated equity earnings are expected to be down 30% versus original guidance of down 5%.

Corning also will announce that it is taking action in the fourth quarter to reduce its glass capacity. “While we expect worldwide glass demand to increase sequentially this quarter, we still believe there will be excess glass capacity. As a result, it is prudent for us to reduce capacity at both our wholly owned business and SCP. At our wholly owned business these actions will include delaying the start up of new glass melting tanks, as well as postponing the relighting of tanks that are down for repair. There will be no special charges in the fourth quarter as a result of these actions,” Tripeny will explain.

Samsung Corning Precision plans similar actions to reduce capacity, as well as shutting down several glass melting tanks. The latter will likely result in one-time charges at SCP, primarily related to accelerated depreciation. Corning’s share of these charges is estimated to be in the range of $25 million to $50 million in the fourth quarter.

The combined actions at both Corning’s wholly owned business and SCP will reduce the company’s total worldwide capacity by approximately 25% by the end of the fourth quarter.

“We have made these decisions to adjust our glass capacity in an effort to match market demand. These actions have also taken into account our capacity needs for Corning® Gorilla® Glass demand,” Tripeny will add.

The company will also be lowering its Gorilla Glass sales forecast for the fourth quarter to a 25% sequential decline, compared to its original forecast of a 15% sequential decline. The revision is due to lower worldwide demand for cover glass for tablet computers. The company will have no other changes to its fourth-quarter forecast.

“While we are clearly facing some headwinds this quarter, we are not changing our long-term growth expectations for the company,” Tripeny will tell investors. “Our goal to grow company sales to $10 billion is still well on track with all of our segments growing. We were quite pleased to report recently higher expectations for our Environmental Technologies segment sales over the next few years, and it is likely we will also increase our Telecommunications segment sales forecast, in light of the recent sales contract announced with the National Broadband Network of Australia.”

“Recently, we announced a 50% increase in our quarterly dividend and a $1.5 billion share repurchase program. On the latter, our intent is to repurchase our stock relatively quickly. We believe the long-term value of our businesses is significantly higher than our current stock price,” he will note. “Looking ahead, given our lower capital spending expectations for 2012 and 2013, we anticipate generating significant cash flow over the next few years. This will enhance our financial flexibility to invest in our future.”

Corning’s comments to investors at the Credit Suisse Annual Technology Conference will be available from Corning’s investor events web page.

Forward-Looking and Cautionary Statements
This press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995), which are based on current expectations and assumptions about Corning’s financial results and business operations, that involve substantial risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: the effect of global political, economic and business conditions; conditions in the financial and credit markets; currency fluctuations; tax rates; product demand and industry capacity; competition; reliance on a concentrated customer base; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization;  pricing fluctuations and changes in the mix of sales between premium and non-premium products;  new plant start-up or restructuring costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political or financial instability, natural disasters, adverse weather conditions, or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; retention of key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are detailed in Corning’s filings with the Securities and Exchange Commission.  Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

About Corning Incorporated
Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on 160 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy and metrology.

Media Relations Contact:	Investor Relations Contact:
Daniel F. Collins (607) 974-4197 collinsdf@corning.com	Kenneth C. Sofio (607) 974-7705 sofiokc@corning.com